Exhibit 99.1

Lesaka announces that Ian Greenstreet will not stand for re-election at next AGM

Johannesburg, September 15, 2022 - Lesaka Technologies, Inc. ("Lesaka" or the "Company") (NasdaqGS:LSAK; JSE: LSK) today announced that Mr. Ian. O. Greenstreet has advised the Company that he will not stand for re-election at the Company's next annual meeting expected to be held in November 2022.

"We are highly appreciative of Ian's insights over the past two and a half years and thank him for his service during a critical time in our company's history which benefited from his strategic, risk and restructuring expertise. It has been a pleasure working with Ian and I, and on behalf of my fellow directors, the company's executive and staff, would like to express our thanks for his contribution over the years, and wish him the best in his future endeavors," said Lesaka's Chairman, Kuben Pillay.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Investor Relations Contact:

ICR

Email: LesakaIR@icrinc.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com